Exhibit 10.21

RESTRICTED STOCK UNIT AWARD CERTIFICATE

for Independent Directors

Non-transferable

GRANT TO

«Full Name»

(“Director”)

by Sally Beauty Holdings, Inc. (the “Company”) of

«RSU» restricted stock units convertible into shares of its common stock, par value $0.01 (the “RSUs”)

pursuant to and subject to the provisions of the Sally Beauty Holdings, Inc. 2019 Omnibus Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”).  By accepting the RSUs, Director shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

IN WITNESS WHEREOF, Sally Beauty Holdings, Inc. has caused this Award Certificate to be executed as of the Grant Date, as indicated below.

SALLY BEAUTY HOLDINGS, INC. By: _____________________________ Denise Paulonis Its: President, Chief Executive Officer & Director	Grant Date: November 2, 2022

Acknowledged and Accepted by Director*

*Director’s electronic signature indicates Director’s acknowledgment and acceptance of the RSUs and the Terms and Conditions.

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TERMS AND CONDITIONS

1.	Vesting of RSUs.

(a)Vesting Date.  The RSUs have been credited to a bookkeeping account on behalf of Director.  Except as otherwise provided in this Section 1, if Director provides continuous, eligible service to the Company and its Subsidiaries, as determined by the Committee or its designee, in the Committee’s or the designee’s sole and absolute discretion, as applicable, from the Grant Date until November 15, 2023 (the “Vesting Date”), Director shall vest as to one hundred percent (100%) of the RSUs on the Vesting Date.

(b)Forfeiture of RSUs.  If Director terminates service with the Company and its Subsidiaries prior to the Vesting Date for any reason other than Director’s death or Disability, then Director (or Director’s estate, as applicable) shall, for no consideration, forfeit all RSUs.

(c)Death or Disability.  If, as a result of Director’s death or Disability, Director terminates service with the Company and its Subsidiaries prior to the Vesting Date, then, provided Director has provided continuous, eligible service to the Company from the Grant Date until Director’s death or Disability, Director shall vest in and have a non-forfeitable right to a pro-rata portion of the RSUs determined by multiplying the total number of RSUs awarded under this Award Certificate by a fraction the numerator of which is the number of whole months Director served as a member of the Board after the Grant Date, and the denominator of which is 12.

(d)Change in Control.

(i) If there is a Change in Control and the Committee determines that the RSUs shall not become an Assumed Award (as defined in Section 13.8(b) of the Plan), then the RSUs shall become fully vested immediately prior to such Change in Control and at the discretion of the Committee (as constituted immediately prior to the Change in Control), the RSUs shall be canceled in exchange for an amount equal to the product of (A) the Change in Control Price, multiplied by (B) the aggregate number of shares of Common Stock underlying the RSUs.

(ii) If there is a Change in Control and the Committee determines that the RSUs shall become an Assumed Award (as defined in, and in accordance with the terms and conditions set forth in, Section 13.8(b) of the Plan), then the RSUs shall vest on the earlier of (1) the Vesting Date, provided Director has provided continuous, eligible service to the Company from the Grant Date until the Vesting Date, or (2) Director’s involuntary separation from service (as defined in Section 13.8(b)(iv) of the Plan).

(iii) Payment of any amounts under this Section 1(d) shall be payable to Optionee in full as soon as reasonably practicable, but in no event later than 30 days, following the Change in Control.

2.Rights.  RSUs represent an unsecured promise of the Company to issue shares of Common Stock of the Company as otherwise provided in this Award Certificate.  Other than the rights provided in this Award Certificate, Director shall have no rights of a stockholder of the Company with respect to the RSUs awarded under this Award Certificate until such RSUs have vested and the related shares of Common Stock have been issued pursuant to the terms of this Award Certificate.  Upon conversion of the RSUs into shares of Common Stock, Director will obtain full voting and other rights as a stockholder of the Company.

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3.Conversion to Common Stock.  Unless the RSUs are forfeited prior to the Vesting Date as provided in Section 1(b) of this Award Certificate, the vested RSUs will convert to shares of Common Stock on the Vesting Date or on such later date(s) irrevocably selected by Director in writing and timely filed with the Company.  Evidence of the issuance of the shares of Common Stock pursuant to this Award Certificate may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a certificate or certificates in the name of Director or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate. In the event the shares of Common Stock issued pursuant to this Award Certificate remain subject to any additional restrictions, the Company and its authorized representatives shall ensure that Director is prohibited from entering into any transaction that would violate any such restrictions, until such restrictions lapse.

4.Dividend Equivalents.  Unless otherwise determined by the Committee, (i) any cash dividends or distributions credited to Director’s account shall be deemed to have been invested in additional restricted stock units on the record date established for the related dividend or distribution in an amount equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one share of Common Stock on such date, and such additional restricted stock units shall be subject to the same terms and conditions as are applicable in respect of RSUs with respect to which such dividends or distributions were payable, and (ii) if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same restrictions as apply to the RSUs with respect to which they were paid.

5.Restrictions on Transfer and Pledge.  The RSUs, and any rights under the RSUs, may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Director otherwise than by will or by the laws of descent and distribution or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of Director’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  Notwithstanding the foregoing, the RSUs may be transferred, without consideration, to a Permitted Transferee.  Nothing herein shall be construed as requiring the Company or any Affiliate to honor a QDRO except to the extent required under applicable law.

6.Non-Disclosure.  Director agrees that Director will not, directly or indirectly, use, distribute, or disclose to any person (other than in connection with Director’s duties on behalf of the Company) any confidential or proprietary information regarding the Company’s business, including but not limited to, practices, procedures, and policies; trade secrets; techniques; technology; studies and reports; marketing and business plans; financial information; employment information; and any and all other information of the Company that is valuable to the Company and not generally known outside of the Company.  This obligation shall remain in effect for as long as the information or materials in question retain their status as confidential.  This provision does not, however, prohibit disclosure of information that was or becomes generally known or available to the public through no fault of Director.  Notwithstanding the foregoing obligations and restrictions regarding confidential information, nothing in this Award Certificate shall prohibit or restrict, or is intended to prohibit or restrict, Director from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Director; (ii) reporting possible violations of federal, state, or local law

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or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Director shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Director has made such reports or disclosures; (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.Community Interest of Spouse.  The community interest, if any, of any spouse of Director in any of the RSUs shall be subject to all of the terms, conditions and restrictions of this Award Certificate and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Director’s interest in such RSUs to be so forfeited and surrendered pursuant to this Award Certificate.

8.Tax Matters.  Director acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Director to review with Director’s own tax advisors the federal, state, and local tax consequences of this Award.  Director is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Director understands that Director (and not the Company) shall be responsible for Director’s own tax liability that may arise as a result of this Award Certificate.

9.Restrictions on Issuance of Shares of Common Stock.  If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the shares of Common Stock covered by the RSUs upon any securities exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the RSUs, the RSUs may not be settled in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

10.Plan Controls.  The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

11.No Right to Continued Service.  Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company to terminate Director’s service as a director at any time, nor confer upon Director any right to continue as a director of the Company.

12.Successors.  This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

13.Notice.  Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, TX 76210, Attn: Secretary, or any other address designated by the Company in a written notice to Director. Notices to Director will be directed to the address of Director then currently on file with the Company, or at any other address given by Director in a written notice to the Company.

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14.Amendments and Modifications.   The Committee or its designee may, in the Committee’s or the designee’s sole and absolute discretion, as applicable, amend or modify this Award Certificate in any manner that is either (i) not adverse to Director, or (ii) consented to by Director.

15.Compensation Recoupment Policy.  This Award Certificate shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable.

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